Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces First Quarter 2005 Results

Trevose, PA – May 10, 2005 – Broder Bros., Co. (the “Company”) today announced results for its first quarter ended March 26, 2005.

The Company acquired NES Clothing Company (“NES”) on August 31, 2004. Actual results reported herein include the results of NES since the date of acquisition. Pro forma results reflect the combined operations of Broder Bros. and NES for the first quarter of 2004. On November 23, 2004, the Company issued an additional $50.0 million aggregate principal amount of its 11 1/4% Senior Notes due 2010 (the “Notes”). Pro forma results reflect the interest impact of the Notes and corresponding reduction in borrowings under the Company’s line of credit as if the issuance of the Notes had occurred on the first day of fiscal year 2004.

First Quarter 2005 Results Compared to Prior Year

First quarter 2005 net sales were $197.7 million compared to $176.8 million for the first quarter 2004. First quarter 2005 loss from operations was $(1.1) million compared to a loss from operations of $(0.8) million for first quarter 2004. First quarter 2005 net loss was $(5.4) million compared to a net loss of $(4.9) million for the first quarter 2004.

First Quarter 2005 Results Compared to Prior Year Pro Forma

First quarter 2005 net sales were $197.7 million compared to pro forma net sales of $204.2 million for the first quarter 2004. First quarter 2005 loss from operations of $(1.1) million compared to a pro forma breakeven from operations for the first quarter 2004. First quarter 2005 earnings before interest, taxes, depreciation and amortization (EBITDA) were $4.0 million compared to pro forma EBITDA of $6.4 million for the first quarter 2004.

Actual and pro forma results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, first quarter 2005 EBITDA was $5.1 million, compared to $7.6 million pro forma EBITDA for the first quarter 2004.

The Company experienced unusual unit volume growth in the first quarter 2004. First quarter 2004 unit volume growth of approximately 17% significantly exceeded historical industry growth trends of 7%. Efforts to grow in 2005 on top of unusually high unit volume growth in 2004 were hampered by capacity constraints of certain key trade brand suppliers and reduced promotional discount programs provided by trade brand suppliers. As a result, pro forma net sales decreased $6.5 million for the first quarter 2005. The Company mitigated the capacity constraints with aggressive pricing of trade brand products which was substantially countered by competition. The gross margin erosion resulting from aggressive trade brand pricing was more than offset by margin improvements resulting from an increased mix of private label and exclusive products which increased overall gross margins to 18.1% in the first quarter 2005 compared to 17.7% in the pro forma first quarter 2004.

Restructuring and Integration Activities

Throughout 2004 the Company successfully completed various restructuring and integration activities related to the September 2003 combination of the Broder and Alpha businesses. Since the announcement of the Broder and Alpha merger, the Company successfully closed five distribution centers, three closures in 2003 and two in 2004. As of December 31, 2004, the integration of the Broder and Alpha businesses was complete.

In connection with the acquisition of NES, the Company has identified cost saving opportunities of $1.6 million, including the closure of a distribution facility which closed in March 2005. With the closure of this distribution facility, and progress to date toward reduction of certain redundant general and administrative positions, the NES restructuring and integration will begin to generate savings in the second quarter 2005. The integration of the NES business is expected to be substantially complete by the end of 2005.

Highlighted Charges

Actual and pro forma results for the three months ended March 26, 2005 and March 27, 2004 include certain charges highlighted as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended
Highlighted Charges	Actual 2005	Actual 2004	Pro Forma 2004
Restructuring and asset impairment charges	$0.9	$0.7	$0.7
Integration-related charges	—	0.5	0.5
Stock-based compensation	0.1	—	—
Management fees	0.1	—	—

Total highlighted charges	$1.1	$1.2	$1.2

Restructuring charges relate to severance and facility closure costs incurred in connection with the integrations of Alpha and NES.

Integration-related charges recorded in operating expenses in 2004 represent costs directly attributable to the integration of Alpha, including expenses related to the information systems integration, integration-related travel and the relocation of certain key personnel to the Pennsylvania headquarters.

Pro Forma Segment Results

The Company has three operating segments. The Broder division generated first quarter 2005 net sales of $73.8 million compared to $79.8 million in the first quarter 2004. The Alpha division generated first quarter 2005 net sales of $99.4 million compared to pro forma net sales of $97.0 million in the first quarter 2004. The NES division generated net sales of $24.5 million in the first quarter 2005 compared to pro forma net sales of $27.4 million in the first quarter 2004.

Business Outlook

Historically the first quarter of the Company’s fiscal year has generated the lowest levels of net sales, gross profit and operating profit due to the seasonality of the industry. “Despite the fact that first quarter operating results have historically contributed a disproportionately low percentage of our full year operating results, the many initiatives we accomplished during the first quarter help lay a foundation for success in the balance of the year,” commented Vince Tyra, Chief Executive Officer. “During the first quarter of 2005, we were successful in closing our redundant facility in Charlotte, NC, we prepared our new Alpha facility in Seattle, WA for its opening on April 18, 2005, and most importantly, we began to see success and market acceptance of the significant private label products we launched in 2005.”

“Our private label business increased 30% in the first quarter 2005 and we expect a 40% increase for the full fiscal year 2005,” continued Tyra. “Our greatest risk as we grow this business has been market acceptance of our products. It is a credit to the merchandising talents of our team that we have been very effective in gaining this customer acceptance. Due to extensive lead times and trade arrangements with our international manufacturers, our private label business is inherently more working capital intensive than our trade business. As a result, we expect to see significant increases in our inventory and debt levels as we reach a seasonal peak in June 2005. We are focused on supply chain efficiency improvement opportunities and on continued improvements to our demand planning and replenishment models to generate an even more impressive return on our investment in the private label business.”

Selected Balance Sheet Information

(dollars in millions)

Unaudited

	March 26, 2005	March 27, 2004	Pro Forma(1) March 27, 2004
Accounts Receivable	$85.6	$71.9	$87.8
Inventory	222.1	152.6	180.3
Accounts Payable	143.7	112.0	127.4
Revolving Credit Debt	77.0	85.0	54.3

	87.0	27.5	86.4

Senior Notes	225.0	175.0	225.0

Shareholders’ Equity	71.0	60.0	nm

(1)	The pro forma balance sheet information as of March 27, 2004 is provided for comparison purposes only and was calculated by aggregating historical working capital accounts of Broder Bros., Co. together with NES. Pro forma revolving credit debt as of March 27, 2004 includes $19.3 million of additional debt representing the amount of incremental debt drawn on the revolver to complete the acquisition of NES as if it had occurred on March 27, 2004. In addition, an adjustment is reflected to represent the sale of $50 million senior notes and related repayment of revolving credit debt as if it had occurred on March 27, 2004.
nm	Not meaningful due to subsequent changes to capital structure.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Tuesday, May 10, 2005 to discuss its first quarter 2005 results. The domestic dial-in number for the call is 800-776-0816. The confirmation code is 4883624.

For those unable to participate in the conference call, a replay will be available beginning May 10 at 1:00 p.m. Eastern Time until May 17, 2005 at 11:59 p.m. Eastern Time. To access the replay, dial 888-203-1112. The replay passcode is 4883624.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. owns and operates three well-recognized brands in the imprintable sportswear industry: “Broder,” “Alpha,” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 17 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

The Broder, Alpha, and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil, as well as many exclusive brands including Nike Golf, Champion, Columbia Sportswear, Perry Ellis, Weatherproof and Adidas Golf. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, Luna Pier, HYP, Desert Wash, Great Republic, Apples & Oranges and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s web-sites: www.broderbros.com, www.alphashirt.com, and www.nesclothing.com.

About Bain Capital

Bain Capital is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $21 billion in assets under management. Since its inception in 1984, the firm has made private equity investments and add-on acquisitions in over 225 companies around the world, in a variety of sectors, including in industrial, manufacturing, and distribution businesses. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our increasing emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 26, 2005 AND MARCH 27, 2004

(dollars in millions)

(Unaudited)

	Three Months Ended
	Actual 2005	Actual 2004	Pro Forma 2004(1)
Net sales	$197.7	$176.8	$204.2
Cost of sales	162.0	145.7	168.1

Gross profit	35.7	31.1	36.1

Warehousing, selling and administrative	30.6	26.4	29.0
Restructuring and asset impairment charges	0.9	0.7	0.7
Management fee	0.1	—	—
Stock-based compensation	0.1	—	—
Depreciation and amortization	5.1	4.8	6.4

Total operating expenses	36.8	31.9	36.1

Loss from operations	(1.1)	(0.8)	—
Other (income) expense
Interest expense, net of change in fair value of interest rate swaps	8.3	7.3	8.0
All other expense (income)	—	—	—

Total other expense	8.3	7.3	8.0

Loss before income taxes	(9.4)	(8.1)	(8.0)

Income tax benefit	(4.0)	(3.2)	(3.2)

Net loss	$(5.4)	$(4.9)	$(4.8)

Reconciliation of Net Loss to EBITDA
Net loss	$(5.4)	$(4.9)	$(4.8)
Interest expense, net of change in fair value of interest rate swaps	8.3	7.3	8.0
Income tax benefit	(4.0)	(3.2)	(3.2)
Depreciation and amortization	5.1	4.8	6.4

EBITDA	$4.0	$4.0	$6.4

(1)	Pro forma results give effect to (i) the acquisition of NES Clothing Company in August 2004; and (ii) financing of $50 million additional Senior Notes in November 2004 as if each transaction had occurred on January 1, 2004. In addition, pro forma results exclude a $0.8 million non-recurring incentive recovery for NES in the first quarter 2004. For additional information regarding these transactions see our Form 10-K for fiscal 2004 on file with the Securities and Exchange Commission.

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.